Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-157632 on Form S-3 of our report dated February 27, 2009 (August 10, 2009 as to the effects of the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements–an amendment of Accounting Research Bulletin No. 51, and FASB Staff Position EITF No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment for the effects of the adoption of (1) Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements–an amendment of Accounting Research Bulletin No. 51, and (2) FASB Staff Position EITF No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities), relating to the consolidated and combined financial statements of The Blackstone Group L.P. and subsidiaries (“Blackstone”), and the effectiveness of Blackstone’s internal control over financial reporting, appearing in the Current Report on Form 8-K of The Blackstone Group L.P. filed on August 11, 2009, and of our report dated February 27, 2009 relating to the statement of financial condition of Blackstone Group Management L.L.C. as of December 31, 2008, appearing in Blackstone’s Annual Report on Form 10-K filed on March 2, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 21, 2009